American Stock Exchange: URZ
Frankfurt Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Drilling Commences at Cyclone Rim

Casper, Wyoming, August 10, 2007 -- Uranerz Energy Corporation (AMEX:URZ) is pleased to announce the initiation of drilling by our joint venture partner Black Range Minerals on the Cyclone Rim project. One drilling rig and associated equipment moved to the Great Divide Basin in late July and began drilling operations during the first week of August. It is expected that depth of the mineralization will run from 75 feet down to about 400 feet depending upon which roll front is targeted.

Historic data indicates that Conoco, Rocky Mountain Energy and Ogle Petroleum, Inc. all owned these claims individually in the past and that at least six geochemical fronts are present with uranium mineralization. The State section has not been extensively explored previously, but the major trends cross the section border and are believed to continue. The planned objective of this drilling program is to verify the presence of the uranium mineralization and expand the geologic knowledge of this area, especially in the State lease portion of the project.

The Cyclone Rim project is located in the Great Divide Basin of Wyoming and comprises 54 unpatented federal lode mining claims totaling approximately 1080 acres together with State of Wyoming section 16 of approximately 640 acres that is leased by Uranerz Energy, making a total of approximately 1720 acres.

On June 7, 2006, Uranerz Energy entered into an agreement with Black Range on two of our uranium projects located within the Great Divide Basin area of southwest Wyoming. Under the terms of the joint venture Black Range shall have the right to earn a 50% equity interest in the projects by managing and meeting the first $750,000 in exploration expenditures on the projects. Black Range is obliged to spend at least $100,000 per year on exploration on the projects and to spend the first $750,000 on exploration within three years of inception of the joint venture agreement.

While one drilling rig is now in the Great Divide Basin, two others remain in the Pumpkin Buttes area continuing to explore property on the Uranerz Powder River ISR Complex.

Uranerz Energy Corporation has expertise in in-situ recovery uranium mining and holds a number of properties in Wyoming with uranium-mineralized sandstone. Several of the Powder River Basin uranium properties are advanced, and the Company has initiated environmental licensing and mine planning for the development of two of these properties, the Hank and Nichols Ranch projects.

To obtain more information, contact investor relations at Uranerz, telephone 1-800-689-1659, or visit our web site at www.uranerz.com

ON BEHALF OF THE BOARD

“George Hartman”

George Hartman
Senior Vice-President and Chief Operating Officer

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to complete the acquisition of any interest in any new mineral exploration properties;
(ii)	the inability of the Company to achieve the financing required to pursue the acquisition or exploration of any new mineral properties;
(iii)	the inability of the Company to raise the financing necessary to conduct exploration or development of its properties;
(iv)	the lack of presence of commercial mineralization on its properties; and
(v)	the inability of the Company to establish commercial deposits or reserves of uranium on its properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

USA OPERATIONS		CANADA OPERATIONS		American Stock Exchange: URZ
P.O. Box 50850	T: 307 265 8900	Suite 1410	T: 604 689 1659	Frankfurt Exchange: U9E
1701 East E Street	F: 307 265 8904	800 West Pender Street	F: 604 689 1722	www.uranerz.com
Casper WY 82605-0850		Vancouver BC V6C 2V6